Exhibit (a)(1)(B)

FORM OF INITIAL COMMUNICATION

RETRACTABLE TECHNOLOGIES, INC.

OFFER TO EXCHANGE STOCK OPTIONS

NOTICE TO ELIGIBLE OPTION HOLDERS

We are pleased to announce that the shareholders of Retractable Technologies, Inc. have approved a stock option exchange offer (the “Exchange Offer”) in which you are eligible to participate. Specifically, you will have the opportunity to exchange your underwater (or out-of-the-money) stock options for new options which are exercisable for half the number of shares of Common Stock as the stock options you exchange (the “New Options”). These New Options will have an exercise price equal to the higher of:  1) the last sales price of the Common Stock as reported on the NYSE Alternext, US, LLC (formerly The American Stock Exchange) on their Date of Grant rounded to the next highest dime or 2) $1.30.  The termination date of the New Options will be ten years from the Date of Grant. We expect the Expiration Date of this Exchange Offer (and Date of Grant of the New Options) to be 5:00 p.m., Central Standard Time, on November 18, 2008.

Enclosed you will find the following documents related to the Exchange Offer: an Offer to Exchange Stock Options (which describes the Exchange Offer in detail), an Election Form with instructions (to inform you how to elect to participate in the Exchange Offer or to affirmatively decline participation in the Exchange Offer), and a Notice of Withdrawal with instructions (if you later decide to withdraw a prior election to participate in the Exchange Offer).

Please carefully read the documents and instructions enclosed with this letter. The Election Form (and any other document it requires) must be returned as indicated in the enclosed materials to Mr. Douglas W. Cowan, so that it is RECEIVED before the Expiration Date, which we expect will be at 5:00 p.m., Central Standard Time, on November 18, 2008 (or later if we extend the offer as described in the Exchange Offer).

If you have any questions about the Exchange Offer or your options, please contact Mr. Douglas W. Cowan, by hand, by interoffice mail, by facsimile to (972) 292-1630, by regular or overnight mail to Retractable Technologies, Inc., Attention: Mr. Douglas W. Cowan, 511 Lobo Lane, Little Elm, TX 75068, or by email to rtifinancial@vanishpoint.com.